EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of May 29, 1998 (the "Agreement"), by and among PRIME CELLULAR, INC., a Delaware corporation ("Prime"); CMT ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Prime ("Subsidiary"); and CELL & MOLECULAR TECHNOLOGIES, INC., a Delaware corporation ("CMT").

                              W I T N E S S E T H :

     WHEREAS, CMT is engaged in the manufacture and sale of research products for the biotechnology and pharmaceutical industries and the provision of contract research and development services to the biotechnology and pharmaceutical industries (the "Business");

     WHEREAS, the Boards of Directors of Prime and of Subsidiary, and Prime, as the stockholder of Subsidiary, as well as the Board of Directors of CMT and the stockholders of CMT have (or shall have on or before the Effective Date) (a) determined that it is in the best interests of their respective companies for Subsidiary to be merged with and into CMT upon the terms and subject to the conditions set forth herein and (b) approved the merger of Subsidiary with and into CMT (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The Merger.

          1.1. The Merger. At the Effective Date (as defined in subsection 1.2), and subject to and upon the terms and conditions of this Agreement and Delaware Law, Subsidiary shall be merged with and into CMT, the separate corporate existence of Subsidiary shall cease, and CMT shall continue as the surviving corporation. CMT, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2. Effective Date. At the Closing as set forth in Section 7 hereof, Subsidiary and CMT shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in the form of Exhibit 1.2 and making such other filing as may be required by Delaware Law, in such form as


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     required by and executed in accordance with such laws, which Certificate of
     Merger shall provide for an effective date of 5:00 p.m. E.S.T., May 29, 1998 (the "Effective Date").

          1.3. Effect of the Merger. At the Effective Date, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Subsidiary and all debts due Subsidiary shall vest in CMT, and all debts, liabilities, obligations and duties of Subsidiary shall become the debts, liabilities, obligations and duties of CMT. In addition, certain of the terms of certain indebtedness of CMT listed on Schedule 1.3 in the aggregate principal amount of $500,000 shall be amended by the issuance of allonges to such promissory notes in the form attached hereto as Exhibit 1.3.

          1.4. Certificate of Incorporation; By-Laws.

          (a) The Certificate of Incorporation of CMT, as in effect immediately prior to the Effective Date (annexed hereto as Exhibit 1.4(a)), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

          (b) The By-Laws of CMT, as in effect immediately prior to the Effective Date (annexed hereto as Exhibit 1.4(b)), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

          1.5. Directors and Officers of Prime and Surviving Corporation.

          (a) The Board of Directors of Prime immediately following the Effective Date shall have six (6) members, consisting of (i) Joseph K. Pagano, Chairman, (ii) Frederick R. Adler, (iii) Samuel A. Rozzi, (iv) Thomas J. Livelli, (v) Paul Marks and (vi) Richard Malavarca, each director to hold office in accordance with applicable law, the Certificate of Incorporation and By-Laws of Prime until their resignation, removal or replacement.

          (b) The officers and directors of CMT immediately prior to the Merger shall be the officers and directors of the Surviving Corporation immediately after the Merger, with each director and officer serving as such in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until their resignation, removal or replacement.


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          1.6. Conversion of Securities. At the Effective Date, by virtue of the
     Merger and without any action on the part of Prime, Subsidiary or CMT:

          (a) Each issued and outstanding share of the Common Stock and the Senior Convertible Preferred Stock of CMT (collectively, the "CMT Stock") shall be converted into the right to receive 900 shares (the "Merger Consideration") of Common Stock, par value $.01 per share, of Prime (the "Prime Stock") against the surrender to CMT of such CMT Stock.

          (b) All shares of the CMT Stock surrendered in exchange for shares of Prime Stock, shall be canceled and extinguished by CMT.

          (c) CMT shall issue an aggregate of 100 shares of the common stock of CMT to Prime, which shares shall constitute all of the issued and outstanding shares of the capital stock of CMT following the Merger.

          (d) Any shares of the capital stock of Subsidiary held in the treasury of Subsidiary shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (e) At the Effective Date, Prime shall surrender for cancellation any shares of capital stock of the Subsidiary held by it and the stock transfer books of the Subsidiary shall be closed and there shall be no further registration of transfers of any shares of the capital stock of the Subsidiary thereafter on its records.

          (f) From and after the Effective Date, the holders of certificates evidencing ownership of CMT Stock shall cease to have any rights with respect to such stock, except as otherwise provided herein or by law.

          (g) Notwithstanding anything to the contrary in this subsection 1.6, no party hereto shall be liable to a holder of a certificate or certificates formerly representing CMT Stock for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

          (h) No fractional shares of Prime Stock shall be issued in connection with the Merger.

          (i) If between the date of this Agreement and the Effective Date the outstanding shares of Prime Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the ratio of shares of Prime

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     Stock to shares of CMT Stock to be issued in the Merger shall be correspondingly adjusted.

     2. Representations and Warranties as to CMT. CMT hereby represents and warrants to Prime and Subsidiary, as follows:

          2.1. Organization, Standing and Power. CMT is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. Except for the state of New Jersey, in which CMT is duly qualified and in good standing as a foreign corporation, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by CMT, or the conduct of its Business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the Business or operations of CMT. Copies of the Certificate of Incorporation of CMT and all amendments thereof and the By-laws of CMT, as amended to date, have been made available to Prime and are complete and correct. CMT's minute books heretofore exhibited to Prime contain complete and accurate records of all meetings and other corporate actions of its stockholders and board of directors (including committees of its Board of Directors).

          2.2. Capitalization. The authorized capital stock of CMT consists of 1,000 shares of Senior Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), 2,000 shares of Class A Voting Common Stock, par value $.01 per share (the "Class A Stock"), and 150 shares of Class B Non-Voting Convertible Common Stock, par value $.01 per share, of which 1,000 shares of Preferred Stock and 790 shares of Class A Stock are issued and outstanding and are held by various stockholders in the amounts set forth in Schedule 2.2 hereof. To the best of the knowledge of CMT, except for an aggregate of 128 shares of CMT Stock reserved for issuance upon the exercise of outstanding options issued pursuant to the 1997 Stock Option Plan, an aggregate of 82 Shares of CMT Stock reserved for issuance upon the exercise of options that may be granted in the future under the 1997 Stock Option Plan, and 222.22 Shares of CMT Stock reserved for issuance upon the exercise of options that may be granted in the future under the 1998 Stock Option Plan there are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character to which either CMT or, to the best of the knowledge of CMT, the stockholders of CMT is a party or otherwise bound which provide for the acquisition or disposition of any of the CMT Stock or any of the securities of CMT. All of the CMT Stock has been duly and validly issued and is fully paid and nonassessable.


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          2.3. Interests in Other Entities. CMT does not (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity, (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (c) have any obligation, direct or indirect, present or contingent, (i) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or
     (ii) to share any profits or capital investments or both from an entity.

          2.4. Authority.

          (a) The execution and delivery by CMT of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto (the "CMT Documents"), the performance by CMT of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of CMT (including, but not limited to, the unanimous consent of the stockholders and Board of Directors of CMT) and CMT has all necessary power with respect thereto.

          (b) This Agreement is, and when executed and delivered by CMT, the CMT Documents to be delivered by it pursuant hereto will be, the valid and binding obligation of CMT, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the CMT Documents and the availability of injunctive relief or other equitable remedies.

          2.5. Noncontravention. Neither the execution and delivery by CMT of the CMT Documents pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by CMT of its obligations, as the case may be, hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of CMT, or (b) in any manner which would materially affect the ability of CMT to consummate or perform the transactions contemplated hereby or have a material adverse effect on the business, properties, assets, prospects and operations of CMT (hereinafter, a "Material Adverse Effect"), (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to CMT or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it

                                       -5-


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     is a party or by which CMT may be bound or to which CMT or the Business may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to CMT, or the Business, or
     (iii) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of the properties or assets of CMT, or
     (c) interfere with or otherwise adversely affect the ability of Surviving Corporation to carry on the Business after the Effective Date on substantially the same basis as is now conducted by CMT.

          2.6. Litigation.

          (a) Except as disclosed on Schedule 2.6, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of CMT, threatened, against or relating to CMT or the Business. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to CMT, the Business or the operation of the Company, which if decided against CMT would have a Material Adverse Effect.

          (b) Schedule 2.6 also lists all products liability claims made or, to the best of the knowledge of CMT, threatened against CMT in any of CMT's last three fiscal years.

          2.7. Compliance with Law. To the best of the knowledge of CMT, CMT and the stockholders of CMT are not engaging in any activity or omitting to take any action as a result of which (a) they are in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to CMT, its assets or the Business ("Laws"), which would have a Material Adverse Effect, which Laws include, but are not limited to, those relating to: the use, storage, handling, transport or disposal of pollutants, contaminants, pesticides, petroleum or petroleum product, asbestos, hazardous or toxic materials or wastes, or any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste" or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law (as defined in subparagraph 2.8 hereof), causing or posing a threat to cause contamination or adverse effect to the environment ("Hazardous Substances"); occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) CMT, the Business or any of the assets of CMT have been or may be materially and adversely affected.


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          2.8. Environmental Matters.

          (a) (i) The properties and facilities of CMT are not being and, to the best of the knowledge of CMT, have never been used to make, store, handle, treat, dispose, generate, or transport Hazardous Substances in violation of any law; (ii) Hazardous Substances are not and, to the best of the knowledge of CMT, have never been made, stored, handled, treated, disposed of, generated, or transported on or from the properties and facilities of CMT, except in accordance with applicable law now in effect; (iii) the properties, facilities and operations of CMT comply and, to the best of the knowledge of CMT, have complied in all material respects with all applicable Environmental Laws (as defined herein); (iv) none of the properties, facilities or operations of CMT is and, to the best of the knowledge of CMT, has ever been subject to any judicial or administrative proceedings alleging the violation of any Environmental Law; (v) none of the properties, facilities or operations of CMT is and, to the best of the knowledge of CMT, has ever been the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment; (vi) CMT has not filed nor is presently required to file any notice under any federal, state, or local law indicating past or present treatment or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment; and (vii) CMT has never received notice nor, to the best of the knowledge of CMT, is aware of any contingent liability in connection with any release of any Hazardous Substance into the environment.

          (b) For purposes hereof, "Environmental Laws" means all federal, state and local laws, rules, regulations, permits, orders, judgments, injunctions and decrees relating to Hazardous Substances applicable to the Business and the facilities of CMT (whether or not owned by it). Such laws and regulations include, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Toxic Substances Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and federal superlien and environmental cleanup programs, including without limitation the New Jersey Industrial Site Recovery Act ("ISRA"); and the regulations of the U.S. Department of Transportation (with respect to hazardous materials transportation) and the Nuclear Regulatory Commission. The term "release" shall have the meanings specified in CERCLA and the terms "solid waste" and "disposed," the meaning specified in RCRA, as such definitions may be subsequently modified, supplemented or amended; provided, however, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, however, that to the extent a parcel of real property is

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     situated in a state or other jurisdiction in which the applicable laws may establish a meaning for "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

          2.9. Financial Statements. CMT has heretofore delivered to Prime and Subsidiary audited balance sheets for the years ended December 31, 1997 and 1996, together with the related statements of operations, changes in stockholders' equity and cash flows for the three years ended December 31, 1997, 1996 and 1995 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principals ("GAAP"), consistently applied, and present fairly the financial position of CMT as at the dates thereof and the results of operations and the cash flow for the periods indicated. The books and records of CMT are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of CMT as set forth in the Financial Statements.

          2.10. Absence of Undisclosed Liabilities. CMT has no material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, (1) set forth on the Financial Statements or (2) incurred in the ordinary course of business since December 31, 1997, or (b) in the case of other types of liabilities and obligations, described in any of the schedules delivered pursuant hereto or omitted from said schedules in accordance with the terms of this Agreement.

          2.11. Accounts Receivables; Inventories.

          (a) The accounts receivable, net of the allowance for doubtful accounts applicable thereto (which allowance is established on a basis consistent with GAAP) included in the latest balance sheets included in the Financial Statements, are at the date hereof collectible in full over the period of usual trade terms (by use of CMT's normal collection methods), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables representing obligations for the total dollar amount thereof shown on the books of CMT. CMT has performed all obligations with respect thereto which they were obligated to perform to the date hereof.

          (b) The inventories reflected on the Financial Statements consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which

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     (i) have been written down to net realizable value or (ii) have been adequately reserved against on the books and records of CMT or (iii) are to be marked-down pursuant to CMT's existing inventory practices, consistently applied. All inventories are stated at the lower of cost or market in accordance with GAAP.


          2.12. Properties. Except for any liens set forth on Schedule 2.12, CMT has good and valid title to all of the properties and assets as are necessary for the conduct of the Business, as reflected on the Financial Statements as owned by it or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (including liens for current Taxes, as defined in subparagraph 2.15(b) hereof), pledges, claims, charges and encumbrances of any nature whatsoever. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of CMT are owned or leased by CMT.
     Schedule 2.12 sets forth all (1) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by CMT, or which is subject to a title retention or conditional sales agreement or other security device, and (2) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by CMT.


          2.13. Intellectual Property.

          (a) CMT owns, or is licensed or otherwise possesses, legally enforceable rights to use all patents, trademarks, trade names, service marks and copyrights, any applications for and U.S. and foreign registrations of such patents, trademarks, trade names, service marks and copyrights, and all inventions, discoveries, improvements, processes, formulae, methods, schematics, technology, know how, tangible or intangible proprietary information, material or rights that are necessary to conduct the Business as currently conducted or planned to be conducted by CMT, the absence of which would be reasonably likely to have a Material Adverse Effect (the "Intellectual Property Rights").

          (b) Annexed hereto as Schedule 2.13 is a list containing a complete and correct list of the Intellectual Property Rights of CMT (including a summary description and, if applicable, the registration number or other authority for use).

          (c) No proceedings have been instituted, are pending or, to the best of the knowledge of CMT, are threatened, which challenge the rights of CMT in respect to the Intellectual

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     Property Rights or the validity thereof. To the best of the knowledge of
     CMT, none of the Intellectual Property Rights (or ownership or use thereof) violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others, or is subject to any outstanding order, decree, judgment, stipulation or charge. CMT has not granted any license to third parties with regard to the Intellectual Property Rights.

          2.14. Insurance. Annexed hereto as Schedule 2.14 is a complete and correct list and summary description of all material policies of insurance relating to the Business or in which CMT is an insured party, beneficiary or loss payable payee, including without limitation any products liability insurance. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by CMT with respect to any such policy.

          2.15. Tax Matters.

          (a) CMT has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which will be set forth on the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which CMT is or could be liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet; and all Taxes for periods beginning thereafter through the Effective Date have been, or will be, paid when due or adequately reserved against on the books of CMT and an amount of cash equal to the amount of such reserve will have been set aside for the payment of such Taxes. CMT has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, except to the extent contested in good faith and reserved against, and has duly deposited the same in trust for or paid over to the proper taxing authorities. CMT has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best of the knowledge of CMT, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of CMT have not been examined by the Internal Revenue Service ("the IRS") nor has the States of Delaware, New Jersey, or any taxing authority thereof examined any merchandise, personal property, sales or use tax returns of CMT. There is no tax lien, whether imposed by any Federal,

                                      -10-


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     state, county, local or foreign taxing authority, outstanding against the assets, properties or business of CMT. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting CMT will be made without the prior written consent of Prime. CMT has not agreed to make and is not required to make any adjustment under Section 481(a) of the Internal Revenue Code, by reason of a change in accounting method or otherwise. CMT is not a party to any tax sharing or allocation agreement. CMT has not been a member of an affiliated group filing a consolidated Federal income tax return and has no liability for Taxes under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (b) As used herein, the term "Taxes" or "Tax" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

          2.16. Employee Arrangements.

          (a) Schedule 2.16 sets forth a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which CMT is a party or otherwise bound, and (ii) compensation plans and arrangements, bonus and incentive plans and arrangements, deferred compensation plans and arrangements, pension and retirement plans and arrangements, profit-sharing and thrift plans and arrangements, stock purchase and stock option plans and arrangements, hospitalization and other life, health or disability insurance or reimbursement programs, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, and other plans or arrangements providing for benefits for employees of CMT including, without limitation, any "employee pension plan" (as defined in Section 3(2) of ERISA) or any "employee benefit plan", as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "Employee Plan"). Said Schedule also lists the names and compensation of all employees of CMT whose earnings during the last fiscal year were $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year. Except as set forth on the CMT Disclosure Schedule, none of such personnel is a party and subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit

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     (including without limitation medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments with CMT.

          (b) Except for the outstanding indebtedness evidenced by the Notes set forth in Exhibit 1.3 hereof, in the aggregate amount of $500,000, to certain directors and/or holders of Senior Convertible Preferred Stock of CMT, there are no outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $3,000 individually or $10,000 in the aggregate), either (i) made by CMT to any of its officers, directors, employees, stockholders, partners or consultants or (ii) made by such officers, directors, employees, stockholders, partners or consultants to CMT.

          (c) Except as disclosed on Schedule 2.16, there are no pending, or to the best of the knowledge of CMT, threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of CMT.

          2.17. Certain Business Matters and Practices

          (a) CMT is not a party to or bound by any material distributorship, dealership, sales agency, franchise or similar agreement which relates to the Business. CMT does not provide any warranties on its products and has no greater obligations than to replace the product sold or as is otherwise customary in the industry.

          (b) Set forth on Schedule 2.17 is a description of (i) CMT's rebate and volume discount practice, and obligations, (ii) CMT's allowance and customer return practice and obligations, (iii) CMT's co-op advertising and other promotional practices, (iv) price protection agreements, and (v) return policies and historical return rates, as each of the foregoing relate to CMT's customers and suppliers.

          2.18. Certain Contracts. Set forth on Schedule 2.18 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other schedule delivered hereunder and to which CMT is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by CMT (and will be terminable by Prime) without liability, expense or other obligation on thirty (30) days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by CMT of $5,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Business. Except as set forth in the immediately preceding sentence, there are no agreements or arrangements in effect with respect to the Business by any independent salesperson, distributor, sublicensor or other remarketer or sales organization. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by CMT to Prime and Subsidiary, and (x) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (y) there has been no threatened cancellations thereof, and (z) there are no outstanding disputes thereunder; except, in any of the foregoing cases, where such default, cancellation, dispute or the like would not have a Material Adverse Effect.

          2.19. Customers and Suppliers. CMT has no information which might reasonably indicate that any of its suppliers or customers have any disputes with CMT or the Business or intend to cease selling or rendering services to, or dealing with, as applicable, CMT on substantially the same basis as of the date hereof, nor has any information been brought to its attention which might reasonably lead it to believe any such suppliers or customers intend to alter in any material respect the amount of sales or services or the extent of dealings with CMT, or would alter in any material respect the sales or services or dealings in the event of the consummation of the Merger. CMT does not have information which might reasonably indicate, nor has any information been brought to its attention which might reasonably lead it to believe, that any supplier of CMT will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, CMT.

          2.20. Approvals/Consents. Except as set forth on Schedule 2.20, to the best of the knowledge of CMT, no governmental, administrative third-party consents, permits, appointments, approvals, licenses, certificates and franchises are necessary for the Business. All such consents, permits, appointments, approvals, licenses, certificates and franchises set forth on
     Schedule 2.20 are in full force and effect and will, upon the consummation of the Merger, remain in full force and effect without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by CMT to exist as of the date hereof. There are no proceedings pending or, to the best of the knowledge of CMT, threatened, or any basis therefor, seeking to cancel, terminate or limit such consents, permits, appointments, approvals, licenses, certificates, franchises or other authorizations.

          2.21. Information as to CMT. None of the representations or warranties made by CMT in this Agreement or in any agreement executed and delivered by or on behalf of it pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     3. Representations and Warranties as to Prime and Subsidiary. Prime and Subsidiary, as applicable, hereby represent and warrant to CMT, as follows:

          3.1. Organization, Standing and Power. Each of Prime and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by Prime or Subsidiary, or the conduct of their respective businesses makes it necessary for them to qualify to do business as a foreign corporation and where they have not so qualified, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the their respective businesses or operations. Copies of the Certificates of Incorporation of Prime and Subsidiary and all amendments thereof and the By-laws of Prime and Subsidiary, as amended to date, have been heretofore made available to CMT.

          3.2. Authority.

          (a) The execution and delivery by Prime and Subsidiary of this Agreement and of each agreement, document and instrument to be executed and delivered by either or both of them pursuant hereto (the "Prime Documents"), the compliance by either or both of them with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions on the part of Prime and the Subsidiary, and Prime and the Subsidiary have all necessary corporate powers with respect thereto.

          (b) This Agreement is, and when executed and delivered by each of Prime and the Subsidiary, the Prime Documents to be executed and delivered by either or both of them pursuant hereto will be, the valid and binding obligation of Prime and the Subsidiary enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the Prime

     Documents and the availability of injunctive relief or other equitable remedies.

          3.3. Noncontravention. Neither the execution and delivery by Prime or the Subsidiary of the Prime Documents pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Prime or the Subsidiary with the provisions hereof and thereof, (a) will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificates of Incorporation or By-laws of Prime and the Subsidiary, or (b) in any manner which would materially affect the ability of Prime or Subsidiary to consummate the transactions contemplated hereby, (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Prime or Subsidiary or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them may be bound or to which Prime or Subsidiary may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Prime or Subsidiary, or (iii) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of the properties or assets of Prime or Subsidiary.

          3.4. Capitalization. The authorized capital stock of Prime consists of 20,000,000 shares of Prime Stock and 5,000,000 shares of preferred stock, par value of $.01 per share. As of the date hereof, (1) 4,490,500 shares of Prime Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) no shares of preferred stock are issued and outstanding; (3) 532,000 shares of Prime Stock are issuable upon exercise of options granted by Prime, 242,000 shares of which are 10 year options granted under Prime's 1990 Stock Option Plan and (4) 758,000 shares of Prime Stock are reserved for future issuance under the 1990 Stock Option Plan. There is no personal liability, and there are no preemptive rights with regard to the capital stock of Prime, and no right-of-first refusal or similar rights with regard to such capital stock.

          3.5. Merger Consideration. The Merger Consideration, when issued, will be (1) duly authorized and validly issued, fully paid and non-assessable,
     (2) delivered hereunder free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever except that the Prime Stock will be "restricted securities" as such term is defined in the rules and regulations of the Securities Exchange Commission and will be subject to restrictions on transfers pursuant to such rules and regulations and state laws and as otherwise set forth in the Lock-Up Agreement (as defined in Section 4.9), and (3) issued in compliance with all applicable federal and state securities laws.

          3.6. Litigation. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of Prime and Subsidiary, threatened, against or relating to Prime or Subsidiary. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Prime or Subsidiary, their respective business or operations, which if decided against either Prime or Subsidiary would have a material adverse effect on the businesses, properties, assets, prospects and operations or either Prime or Subsidiary.

          3.7. Compliance with Law. To the best of the knowledge of Prime and Subsidiary, Prime and Subsidiary are not engaging in any activity or omitting to take any action as a result of which they are in violation of any Laws applicable to Prime or Subsidiary or any of their respective properties or assets, in any manner which would adversely affect the ability of Prime or Subsidiary to consummate the transactions provided for in this Agreement in accordance with the terms of this Agreement.

          3.8. Absence of Undisclosed Liabilities. Neither Prime nor Subsidiary has any material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, (1) set forth in its reports on Forms 10-K and 10-Q for the year ended May 31, 1997 and each of August 31, 1997, November 30, 1997 and February 28, 1998, respectively, on file with the Securities and Exchange Commission (the "SEC Filings") or (2) incurred in the ordinary course of business since February 28, 1998, or (b) in the case of other types of liabilities and obligations, described in any of the schedules delivered pursuant hereto or omitted from said schedules in accordance with the terms of this Agreement.

          3.9. Information as to Prime and the Subsidiary. None of the representations or warranties made by Prime or the Subsidiary in this Agreement or in any agreement executed and delivered by or on behalf of either or both of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Covenants

          4.1. Investigation.

          (a) Between the date hereof and the earlier of the Effective Date or the termination date of this Agreement, Prime and/or Subsidiary, on the one hand, and CMT, on the other hand (each an "Investigating Party"), may, directly and through their respective representatives, make such investigation of the other parties and their respective businesses and assets as such Investigating Party deems necessary or advisable; provided, that such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of Prime and/or Subsidiary, on the one hand, or CMT, on the other hand, and the party being investigated hereunder shall furnish such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. The party being investigated hereunder, and its respective management, employees, accountants and attorneys, shall cooperate fully with the Investigating Party in connection with any such investigation.

          (b) The Investigating Party shall use its reasonable efforts not to disclose or use any confidential information which it obtains in connection with any investigation pursuant hereto, except to the extent which it deems to be reasonably necessary in order to evaluate the business and operations of the other parties hereto. In the event that the Merger is not consummated for any reason whatsoever, the Investigating Party shall return to the other parties all documents, work papers and other written materials which were obtained by it during the course of such investigation which constitute confidential information.

          4.2. Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto) to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon or rights of any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

          4.3. Cooperation/Further Assurances.

          (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

          (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as Prime and/or Subsidiary, on the one hand, and/or CMT, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

          4.4. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

          4.5. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure by such party giving notice, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this subsection 4.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          4.6. Broker. Each of the parties hereto represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

          4.7. Maintenance of Business. CMT will use its commercially reasonable efforts to carry on its businesses, keep available the services of its officers and employees and preserve its relationships with those of its suppliers, licensors, licensees and others having business relationships with it that are material to its businesses in substantially the same manner as they have prior to the date hereof. If CMT becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material supplier, licensor, licensee or others having business relationships with it, CMT will promptly bring such information to the attention of Prime in writing.

          4.8. Stock Option Plan. At the Closing, or as soon thereafter as practicable, (a) Prime shall reserve 900 shares of the Prime Stock for issuance under Prime's existing 1990 Stock Option Plan for each 1 option to purchase shares of Class A Voting Common Stock outstanding at the Closing under the Cell & Molecular Technologies, Inc. 1997 Stock Option Plan and
     (b) that the remaining options contained in the Cell & Molecular Technologies, Inc. 1997 Stock Option Plan and the entire Cell & Molecular Technologies, Inc. 1998 Stock Option Plan become options to purchase Shares under Prime's 1990 Stock Option Plan and that Prime reserve shares of Prime for issuance thereunder on a 900 to 1 basis, all as set forth on Schedule
     4.8 attached hereto.

          4.9. Lock-Up Agreement. At the Closing, each of the stockholders of CMT shall execute and deliver a lock-up agreement, in the form of Exhibit
     4.9 hereunder (the "Lock-up Agreement"), pursuant to which Lock-up Agreement each of them would agree not to sell, without the prior consent of Prime, their respective shares of Prime Common Stock until the second anniversary of the closing of the Merger.

          4.10. Management and Administrative Matters. Prime shall, effective at the Closing, take any and all steps or actions reasonably necessary to increase the size of the Board of Directors for Prime from three (3) to six
     (6) and, thereafter nominate and elect each of Thomas J. Livelli, Paul Marks and Richard Malavarca to serve on such board pursuant to the Certificate of Incorporation and By-Laws.

          4.11. Termination of CMT Shareholders' Agreement. Simultaneously with the Closing, the Shareholders' Agreement, dated May 20, 1997, by and among certain stockholders of CMT is hereby terminated.

     5. Conditions of Merger. The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          5.1. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, upon the advice of either counsel to the parties hereto (based on the reasonable likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

          5.2. Ratification by the stockholders of CMT. All of the stockholders of CMT shall have (a) consented to the transactions herein by the affirmative vote of all of such stockholders; and (b) executed and delivered Stockholder Representation letters, in substantially the form of
     Exhibit 5.2 hereto (collectively, the "Stockholder Representation
     Letters").

          5.3. No Material Adverse Change. Except as otherwise provided by this Agreement, there shall not have occurred prior to the Closing a material adverse change in the financial or business condition of CMT, on the one hand, or Prime or Subsidiary, on the other hand, in the reasonable judgment of the other party.

          5.4. Results of Investigation. Prime and Subsidiary, on the one hand, and CMT, on the other hand, shall be satisfied with the results of any "due diligence" investigation undertaken by them pursuant to Subsection 4.1 hereof.

          5.5. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by CMT of its obligations hereunder and under any agreement delivered pursuant hereto, or which in Prime's reasonable judgment are necessary to continue unimpaired, subsequent to the Effective Date, any rights in and to CMT's assets and/or the Business which could be impaired by the Merger, shall have been duly obtained and shall be in full force and effect.

          5.6. Fairness Opinion. Unless Prime in its sole discretion shall have waived receipt thereof, receipt by Prime of a favorable fairness opinion from a reputable investment bank, with respect to the Merger.

          5.7. Lock-Up Agreement. Receipt by Prime of the Lock-Up Agreement, duly executed by the stockholders of CMT.

          5.8. Date of Consummation. The Merger shall have been consummated on or prior to May 31, 1998, or such later date as the parties shall agree by a written instrument signed by all of them.

     6. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7, the closing of the Merger (the "Closing") will take place at a location mutually acceptable to the parties hereto as promptly as practicable, but in no event later than May 31, 1998, or such later date as shall have been fixed by a written instrument signed by the parties (the "Closing Date"), after the delivery by the parties hereto of the following upon the terms and conditions of this Agreement:

          6.1. Deliveries by Prime and Subsidiary. Prime and Subsidiary, as applicable, shall deliver:

               (a) stock certificate(s), registered in the name of each of the stockholders of CMT, representing their pro rata share of the Merger Consideration as set forth in Schedule 2.2 hereof, or duly executed instructions to Prime's Transfer Agent, providing for the issuance of stock certificates to each of the stockholders of CMT in accordance with Schedule 2.2 hereof;

               (b) copies of the resolutions of the Board of Directors of Prime and Subsidiary, and the written consent of Prime as the stockholder of Subsidiary, authorizing Subsidiary to execute and deliver the Prime Documents, to perform its obligations thereunder and to effect the Merger, duly certified by the secretaries or assistant secretaries of Prime and Subsidiary;

               (c) certificates of the Secretary or Assistant Secretary of Subsidiary certifying as to the incumbency and specimen signatures of the officers of Subsidiary executing the Prime Documents on behalf of such corporation;

               (d) closing certificates from each of Prime and Subsidiary, executed by their respective presidents, dated the Closing Date, to the effect that: (i) all the representations and warranties of Prime or Subsidiary, as the case may be, are true and complete in all material respects; (ii) all covenants to be performed by each of Prime or Subsidiary, as the case may be, at or as of the Closing have been performed in all material respects; and (iii) conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects;

               (e) confirmation, in the form satisfactory to the parties hereto, from the State of Delaware or a filing service (jointly chosen by the parties hereto) that the Certificate of Merger of Subsidiary with and into CMT has been filed with the Secretary of State of Delaware, together with a copy of the executed form of such agreement; and

               (f) the opinion of the law firm of Tenzer Greenblatt LLP, counsel for Prime and Subsidiary, dated the Closing Date, substantially in the form of Exhibit 6.1(f) hereto.

          6.2. Deliveries by CMT and the stockholders of CMT. CMT and the stockholders of CMT, as the case may be, shall deliver to Prime and/or the
     Subsidiary:

               (a) stock certificate(s) representing the CMT Stock;

               (b) copies of the resolutions of the Board of Directors of CMT, and the written consent of the stockholders of CMT, authorizing CMT to execute and deliver the CMT Documents, to perform its obligations thereunder and to effect the Merger, duly certified by the secretary or assistant secretary of CMT;

               (c) closing certificates from the President of CMT, dated the Closing Date, to the effect that: (i) all the representations and warranties of CMT are true and complete in all material respects; and
          (ii) all covenants to be performed by CMT and the stockholders of CMT at or as of the Closing have been performed in all material respects; and (iii) conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects;

               (d) certificates of the Secretary or Assistant Secretary of CMT certifying as to the incumbency and specimen signatures of the officers of CMT executing the CMT Documents on behalf of such corporation;

               (e) the consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by CMT of its obligations hereunder and under any agreement delivered pursuant hereto, or which in the parties' reasonable judgment are necessary to continue unimpaired, subsequent to the Effective Date, any rights in and to the Business which could be impaired by the Merger;

               (f) the Stockholder Representation Letters;

               (g) the Lock-Up Agreements; and

               (h) the opinion of the law firm of Littman Krooks Roth & Ball PC, counsel for CMT, dated the Closing Date, in substantially the form attached hereto as Exhibit 6.2(h).

          6.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     7. Termination, Amendment and Waiver.

          7.1. Termination. In the event that any of the conditions set forth in
     Section 5 are not waived or satisfied on or before the Closing Date, this Agreement shall, except with respect to subsections 4.1 (b) and 7.2 hereof, forthwith become null and void and there shall be no liability on the part of any party hereto under any provision hereof; provided, however, that notwithstanding the provisions of the foregoing sentence, nothing in this Agreement shall relieve any party from liability for any wilful breach of the terms hereof.

          7.2. Fees and Expenses. Prime, on the one hand, and CMT, on the other hand, shall be responsible for, and shall pay, the fees and expenses incurred by each of Prime and the Subsidiary, and CMT, respectively, in connection with the Merger and the transactions contemplated by this Agreement.

          7.3. Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     8. General Provisions.

          8.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received. Notices shall be either delivered personally, deposited with courier, sent by telecopy, or mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Prime or Subsidiary:                  Prime Cellular, Inc.
                                            100 First Stamford Place
                                            Stamford, CT  06902

                                            Attn: Joseph K. Pagano,
                                            Chairman of the Board and
                                            Chief Executive Officer
                                            Fax: (203) 359-0880

with a copy to:                             Tenzer Greenblatt LLP
                                            405 Lexington Avenue
                                            New York, New York 10174

                                            Attn: Robert J. Mittman, Esq.
                                            Fax:  (212) 885-5001


If to CMT:                                  Cell & Molecular Technologies, Inc.
                                            406 Grand Central Avenue
                                            Lavalette, New Jersey  08735

                                            Attn: Thomas J. Livelli
                                            President and Chief Executive
                                               Officer
                                            Fax: (732) 830-4594

with a copy to:                             Littman Krooks Roth & Ball PC
                                            655 Third Avenue
                                            New York, New York  10017

                                            Attn: Mitchell Littman, Esq.
                                            Fax:  (212) 490-2990

          8.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          8.3. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          8.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          8.5. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to its choice of law principles.

          8.7. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto, have caused this Agreement to be executed as of the date first written above.

                                            PRIME CELLULAR, INC.


                                            By: /s/ Joseph K. Pagano
                                              ----------------------------------
                                                Joseph K. Pagano, President



                                            CMT ACQUISITION CORP.


                                            By: /s/ Joseph K. Pagano
                                              ----------------------------------
                                               Joseph K. Pagano, President



                                            CELL & MOLECULAR TECHNOLOGIES, INC.


                                            By: /s/ Thomas J. Livelli
                                               ---------------------------------
                                               Thomas J. Livelli, President